Exhibit 23.1

To the Board of Directors
Glamis Gold Ltd.:

We consent to incorporation by reference in the Registration Statements on Form S-8 of Glamis Gold Ltd. of our report dated February 9, 2001 relating to the consolidated balance sheets of Glamis Gold Ltd. as at December 31, 2000 and 1999, and the related consolidated statements of operations, retained earnings, and cash flows for each of the years ended December 31, 2000, 1999, and 1998, which report appears in the December 31, 2000 annual report on Form 10-K of Glamis Gold Ltd.

Signed: "KPMG LLP"
Chartered Accountants

Vancouver,  Canada
March 6, 2001